Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement 333-202877

NATIONAL FUEL GAS COMPANY

Final Term Sheet

September 18, 2017

Issuer:	National Fuel Gas Company

Security:	3.95% Notes due 2027

Size:	$300,000,000

Maturity:	September 15, 2027

Coupon (Interest Rate):	3.95% per annum

Yield to Maturity:	4.034%

Spread to Benchmark Treasury:	180 basis points

Benchmark Treasury:	2.25% due August 15, 2027

Benchmark Treasury Yield:	2.234%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2018

Price to Public:	99.317%

Make-Whole Optional Redemption:	At any time prior to June 15, 2027 at a discount rate of Treasury plus 30 basis points

At Par Optional Redemption:	On or after June 15, 2027 (the date three months prior to the maturity date)

Trade Date:	September 18, 2017

Settlement Date:	September 27, 2017

CUSIP:	636180 BN0

Ratings:	Baa3/BBB/BBB (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Citizens Capital Markets, Inc. Comerica Securities, Inc. PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc. or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.